XXIII.CODE OF ETHICS

(Section 204a and Rule 204A-1)

A.Code of Conduct

The Firm has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Act and is based on the principle that the Firm owes a fiduciary duty to its clients.

•Place client interests ahead of the Firm’s interests – As a fiduciary, the Firm will serve in its clients’ best interests. In other words, Employees (to the extent applicable, includes “Access Persons” as defined below) may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
•Engage in personal investing that is in full compliance with the Firm’s Code of Ethics – Employees must review and abide by the Firm’s Personal Securities Transaction and Insider Trading Policies.
•Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
•Maintain full compliance with the Federal Securities Laws – In carrying on its daily affairs, the Firm and all Firm Associated Persons (also known as “Supervised Persons”), shall act in a fair, lawful and ethical manner, in accordance with the standards set forth in Rule 204A-1 under the Advisers Act and applicable federal securities laws.

All Firm personnel are required to review this Code, as well as the Firm’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. Following review of this policy, all Firm personnel are to provide a written acknowledgement of their receipt of this policy to the Firm’s Chief Compliance Officer or designee in accordance with the acknowledgement policies and procedures in the Firm’s policies and procedures manual. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall control.

Any questions with respect to the Firm’s Code of Ethics should be directed to the Firm’s Chief Compliance Officer. As discussed in detail below, personnel must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. Firm management is aware of the potential issues that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

Any violation of this Code or any other Firm policy and/or procedure shall be subject to the Firm’s disciplinary procedures, which may include termination of employment.

B.Risks

In developing this policy and the procedures related thereto, the Firm considered the potential material risks that may give rise to a conflict of interest or a breach of its fiduciary duties. This analysis included an assessment of potential issues such as the following:

•Access Person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•Access Persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.
•One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.
•Employees take advantage of their position by accepting gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the Firm.
•The personal trading of Employees does not comply with certain provisions under rule 204A-1 of the Advisers Act.
•Access Persons are not aware of what constitutes insider information.
•Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if the adviser wants to recommend the organization for investment or if the organization is one of the Firm’s service providers.)
•Employees use Firm property, including research, supplies, and equipment, for personal benefit.

The Firm has established the following guidelines as an attempt to mitigate these risks.
C.Scope of the Code

The terms of this Code apply to all of the Firm’s supervised persons and sets forth the standard of conduct by which each individual should carry out his/her respective obligations. Specifically, this document presents the Firm’s fundamental standard of conduct and shall address issues pertaining to:

•Privacy of Client Non-Public Personal Information (See Section XI of this Manual);
•Insider Trading;
•Personal Securities Transactions;
•Gifts; and,
•Political Contributions.

As discussed in paragraph F below, the rules on the issue of reporting securities transactions pertain to the securities accounts in which any Firm Associated Person has any direct or indirect beneficial interest. Of particular concern (but not exclusive) are securities in which client assets may be invested, including stocks, options, futures and options on futures, but generally not those which are excluded from the definition of “reportable securities” (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, shares of unaffiliated registered open-end investment companies, etc.) (See definition section below).

D.Standards of Business Conduct

All Firm personnel shall act in accordance with the requirements of the Act, which sets forth numerous policies and procedures pertaining to the Firm’s advisory business. The Firm, as a fiduciary, has an obligation to act consistent with the Act, but to also place the clients’ interests above those of the advisory firm. To that end, all supervised persons should avoid conflicts of interest that could compromise the advisory firm’s ability to act in the clients’ best interests. For example, the Firm has determined that supervised persons should not accept inappropriate cash or gifts from any client, service provider, or other third party. Such an activity by an Associated Person, in addition to any proposed outside business activity (see Section XXX), are subject to pre-approval by the Chief Compliance Officer.

In a similar vein, it shall be against Firm policy for any Firm representative to use the mails or any means or instrumentality of interstate commerce:

(i)to employ any device, scheme, or artifice to defraud a client or prospective client;
(ii)to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

(iii)to knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or to knowingly effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and
(iv)to engage in fraudulent, deceptive, or manipulative practices.

The Firm is aware of concerns surrounding nonpublic information, specifically in the areas of client service and securities trading. The Firm’s standard of business conduct relative to client nonpublic personal information is consistent with the terms of Regulation S-P, in that it has established a Privacy Program that includes the delivery to all prospective and current clients a Privacy Notice detailing the framework within which client information is secured, as well as an internal Privacy Policy to be reviewed and executed by all Firm Associated Persons. The Privacy Policy and Notice create appropriate standards for the security of client personal information, and detail the framework within which client information is secured (see Section XI for additional information on the Firm’s privacy initiatives).

As it relates to nonpublic information in the securities trading area, the Firm’s standard of business conduct focuses upon non-disclosure. No person associated with the Firm shall disclose “material nonpublic” (see definition below) information about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the Firm’s legitimate business obligations, or (b) in circumstances in which the information is likely to be used for unlawful trading. No Firm Employee who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and sufficient time has passed such that the market would have already reacted.

E.Insider Trading

Introduction.

The securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

In particular, “insider trading” generally refers to the buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and Employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and Employees who traded the securities after receiving such information; Employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government Employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

Section 204A of the Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the investment adviser or any person associated with the investment adviser.

Penalties and Sanctions

In addition to the penalties described in paragraph below, violations of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation. Accordingly, Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration. Moreover, the Firm can be subject to a civil monetary penalty even if the directors, officers or Employees who committed the violation concealed their activities from the Firm.

Persons Covered by this Policy

An “insider” can include officers, directors, major stockholders and Employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, Employees or independent contractors of the entity (unless such Employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties.

As this applies to the Firm, this can include: (a) any Firm director, officer, and Employee; (b) consultants to the Firm or other persons associated with the Firm and/or its subsidiaries, including distributors, sales agents or other partners that may, in the course of their work with the Firm, receive access to confidential, material non-public information; (c) Firm Employees that serve as an officer, director or 10% or greater stockholder of a third party company and/or entered into a partnership with a third party company unless the Employee has no direct or indirect control over the partnership; and (d) household and immediate family members of those listed in (a) and (b) above.

Trading on Material Nonpublic Information

No Employee of the investment adviser who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the Chief Compliance Officer, who has been designated by the Firm to handle such matters.
Black-out Communications. In addition to the foregoing restrictions, the Firm reserves the right to issue “black-out notices” to specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else.

Trading in Securities of Other Entities. In addition, no director, officer or Employee of the Firm shall effect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Firm that have not yet been publicly disclosed. Please note that this provision is in addition to the restrictions on trading in securities of other entities set forth any Code of Ethics of the Firm.

Applicability to Family Members. The foregoing restrictions on trading are also applicable to family members’ accounts, accounts subject to the control of personnel subject to this Insider Trading Policy or any family member, and accounts in which personnel subject to this Insider Trading Policy or any family member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Personnel subject to this Insider Trading Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading. For purposes of this Policy, “Family Members” include one’s spouse and all members of the family who reside in one's home.

Rule 10b5-1 Trading. Notwithstanding the restrictions stated herein, such restrictions shall not apply to purchases or sales of securities of the Firm made by the persons covered hereby who have entered into a written trading plan that complies with Rule 10b5-1 of the Exchange Act and has been approved by the Chief Compliance Officer.

Disclosure of Material Nonpublic Information

No person associated with the Firm shall disclose material nonpublic information about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of the investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.
Investigation and Supervision

If any person subject to this Insider Trading Policy has reason to believe that material, nonpublic information of the Firm has been disclosed to an outside party without authorization, that person should report this to the Chief Compliance Officer immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Firm with intent to do harm to another person or the Firm, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Firm.

Questions about the Firm’s Insider Trading Policy

While compliance with the law and with a Firm’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by the Firm to respond to such questions.

Violations

Violations of the Firm’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.
A copy of Rule 204A is enclosed at Exhibit “C”.

F.Personal Securities Transactions

All Access Persons (see Definitions section below) must submit for the Firm’s review, a report of his/her personal securities transactions and securities holdings periodically, as provided and further explained herein. One purpose of the Rule is to provide the Firm with information on “scalping” (i.e., a practice whereby the owner of shares (e.g., an Access Person) of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “soft dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of the Firm’s clients), and other potentially abusive practices.

Pre-Clearance Procedures

Access Persons may not purchase or sell any security in which the Access Person has a beneficial ownership unless the transaction occurs in an exempted security or the Access Person has complied with the Personal Security Transaction Policy set forth herein.

In granting approval, the Chief Compliance Officer or designee may consider the extent to which the Access Person has access to pending investment decisions, the number of transactions already approved for an Access Person within the past six months, whether the Access Person has made unreasonable use of the Firm’s resources during business hours in arriving at personal investment decisions, and any other factors, that are, in the opinion of the Chief Compliance Officer or designee, pertinent to the matter.

As discussed below, Access Persons must have written clearance prior to trading in all Initial Public Offerings, limited offerings and securities on the restricted securities list. The Firm reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

The following transactions are exempt from Preclearance:

•Preclearance approval is not required for the purchase or sale of shares of any open- end mutual funds for which the Firm does not serve as an investment adviser or sub-adviser.
•Securities transactions in which neither the Access Person nor his/her immediate family member knows of the transaction prior to its completion (i.e. Discretionary trades involving an investment club in which the Access Person is neither consulted nor advised of the trade before its execution).
•Any acquisition of securities through stock dividends, dividend re-investments, stock splits and other similar corporation reorganizations or distributions.
•Any acquisition of securities through an account managed by an unaffiliated third party investment manager for which the Access Person does not retain discretion or control, provided that such accounts do not otherwise violate the Firm’s policies procedures. The Access Person must provide the Chief Compliance Officer or designee with the appropriate paperwork (for example, the Investment Advisory Agreement) for the Firm’s records indicating the Access Person has no discretion or control over the trading activity in the account.

For transactions that are subject to preclearance:

Access Persons must submit all pre-clearance requests (See Pre-Clearance Form included at Exhibit “Q”) to the Chief Compliance Officer or another individual designated by the Chief Compliance Officer prior to trading in any securities on the Restricted Securities list (as defined below) or private placements. Once the Chief Compliance Officer or designee grants pre-clearance to an Access Person to trade in a Restricted Security, such Access Person may only transact in that security no later than the conclusion of the next market session, unless otherwise provided, in writing, by the Chief Compliance Officer (for example: if clearance provided on Tuesday, transaction must be completed no later than the Wednesday market close). If the Access Person wishes to transact in that Restricted Security on the following or any other day, they must again obtain pre-clearance from the Chief Compliance Officer or designated approver. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted below. Once a private placement is approved, the Access Person has one week to execute and submit documents.

The Restricted Securities list is maintained and updated by the Chief Compliance Officer and may include securities which represent those companies of which Access Persons or Clients may have insider/non- public material information based on their position within the organization which the security represents. This list may be updated due to new Client engagements or based on the position with which the Client may reside within a publicly traded organization.

Initial and Annual Holding Reports on Current Securities Holdings of Access Persons

Each Access Person of the Firm must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings within 10 days after the person becomes an Access Person, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Additionally, each Access Person must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings at least once each 12- month period thereafter on a date the Firm selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted; provided, however that at any time that the Firm has only one Access Person, he or she shall not be required to submit any securities report described above.

Each securities holdings report must provide, at a minimum, the following information:

(i)the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security (as defined below) in which the Access Person has any direct or indirect beneficial ownership (as defined below);
(ii)    the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
(iii)the date the Access Person submits the report.

Transactions/Holdings Report: Copies of the Transactions/Holdings Report forms are included at Exhibit “Q”. In the alternative, if the Access Person affirms, in writing, that all of his/her transactions and/or holdings are included on certain hard copy year-end or electronic statements which are provided or made available to the Chief Compliance Officer, then the submission of the Tractions/Holdings Report is not required. (See Account Status Verification form also included at Exhibit “Q”.)

Transaction Reports

Each Access Person must provide the Chief Compliance Officer or his/her designee with a written record of his/her personal securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions (other than those pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) during the quarter. The report must provide, at a minimum, the following information about each transaction (other than pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) involving a reportable security (see definition section below) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect “beneficial ownership” (see definition section below):

(i)The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
(ii)The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
(iii)The price of the security at which the transaction was effected;
(iv)The name of the broker, dealer, or bank with or through which the transaction was effected; and
(v)The date the Access Person submits the report.

The security transaction reporting requirement may be satisfied by providing duplicate broker trade confirmations or account statements of all such transactions to the Firm no later than thirty (30) days after the end of each calendar quarter.

Alternative Reporting Methods

In the alternative to the security transaction reporting requirement, the Firm may require: (1) all personal securities transactions for its Access Persons be executed with or through a broker-dealer/custodian of the Firm’s choosing; or, (2) its Access Persons to maintain all investment accounts with a broker- dealer/custodian of the Firm’s choosing, provided that the broker-dealer/custodian and/or Access Person complies with the submission of the broker trade confirmations or account statements to the Firm as referenced in the last paragraph. In addition, if the Firm is provided with ongoing electronic access to all required accounts, then the access person will be relieved of his/her responsibility to provide statements to the Firm, provided that the access person affirms, in writing, that all of his /her accounts are maintained at such broker- dealer/custodian. (See Account Status Verification form also included at Exhibit “Q”).

Exceptions

The above holdings and transactions reporting requirements do not apply to transactions effected in any account over which a particular Access Person has no direct or indirect influence or control. In addition, the holdings and transactions reporting requirements do not apply to securities which are excluded from the definition of reportable security (see definition section below).

Investment Policy and Procedures

No Access Person of the Firm may effect for himself or herself or for his or her immediate family (i.e., spouse, minor children, and adults living in the same household as the officer, director, or employee, and trusts for which the employee serves as a trustee or in which the employee has a beneficial interest) (collectively “Covered Persons”) any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any Firm clients, unless in accordance with the following Firm Procedures.

1.Firm Procedures

In order to implement the Firm’s Investment Policy, the following procedures have been put into place with respect to the Firm and its Covered Persons:

a.If, on a day that the market is open for trading, the Firm has advised its employees that it intends to purchase (or is considering to purchase) an exchange-listed security for its client(s) (including ETFs), no Covered Person may transact in that security on the same day prior to Firm having completed the client purchase, or until a decision has been made not to purchase the security on behalf of the client; and,

b.If, on a day that the market is open for trading, the Firm has advised its employees that it intends to sell (or is considering to sell) an exchange listed security for its client(s) (including ETFs), no Covered Person may transact in that security on the same day prior to the Firm having completed client sale, or until a decision has been made not to sell the security on behalf of the client.

c.Inadvertent Transaction. In the event that a transaction has been made by an employee contrary to the above, the Firm will review the transaction to determine if the employee trade disadvantaged the client(s), and take such corrective and/or disciplinary action as it deems necessary and appropriate.

Please Note: A situation could occur when a Firm employee may inadvertently trade on the same day in the same security as a client, including prior to the Firm’s receipt of an unanticipated client directed request. In such situation, the employee could receive a better or worse price execution than the client directed trade. When this situation occurs, the Firm shall review the circumstances pertaining to the transactions (i.e., prior to completion of Firm discretionary trades vs. prior to an unanticipated client directed request), and if the employee received a better price, the Chief Compliance Officer shall make a determination as to whether the employee’s transaction should be averaged with that of the client, especially if the employee traded prior to completion of the Firm’s discretionary (non-client directed) transactions in the same security. Absent mitigating circumstances, given the generally small size of the employee’s transaction, and the Firm’s corresponding belief that such employee’s transaction shall have not have a material impact on the market price of the respective security, the employee’s trade shall not be averaged with a client-directed transaction.

2.Exceptions

a.This Investment Policy has been established recognizing that some securities being considered for purchase and sale on behalf of the Firm’s clients trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities. Under certain circumstances, exceptions may be made to the policies stated above per the authorization of the Chief Compliance Officer, who has been designated by the Firm to address any prospective exceptions. (See Pre-Clearance Form included at Exhibit “Q”); and

b.Open-end mutual funds and/or the investment subdivisions that may comprise a variable insurance product are purchased or redeemed at a fixed net asset value price per share specific to the date of purchase or redemption. As such, transactions in open-end mutual funds and/or variable insurance products by Covered Persons are not likely to have an impact on the prices of the fund shares in which clients invest, and are therefore not prohibited by the Firm’s Investment Policy.

Restricted Securities (to the extent applicable)

Certain of the Firm’s clients may be publicly traded companies or senior executive officers, management, employees or independent contractors for publicly traded companies who are in possession of material, non-public information (collectively, the “Insider[s]”). To the extent the Firm has reason to believe or becomes aware that it advises any Insiders as clients, it will take reasonable steps to avoid aiding or abetting any insider trading violations. A current list of the Insiders and their respective companies (to the extent applicable) shall be set forth on Schedule “A” (the “Restricted Securities”). In addition, Schedule “A” may also include the securities of public companies which the Firm is currently recommending or considering recommending to its clients. All securities listed on Schedule “A” shall be designated as the Restricted Securities. The purchase and/or sale of any of the Restricted Securities by any Firm employee or representative is prohibited unless expressly approved in advance by the Chief Compliance Officer. This prohibition applies to any transactions for any account, regardless of for whom they are made (i.e., an Insider, any Firm client, any Firm employee/representative, etc.). The Chief Compliance Officer may take such additional steps that he or she deem necessary before approving any transaction in Restricted Securities.

Examples of steps the Chief Compliance Officer may take are:

•Requesting a representation, in writing, from the Insider that he or she is not in possession of any material, non-public information about his employer;

•Requesting confirmation from the Insider’s company legal counsel as to whether or not such transaction is permissible;

•As to a prospective transaction for any Firm employee/representative, requesting a representation, in writing, that he or she is not in possession of any material, non-public information about the Insider’s company, nor has he/she discussed the prospective transaction with the Insider.

The Chief Compliance Officer should be aware of typical signs of trading on material, non-public information. The telltale signs of insider trading can include:

•An Insider (or Firm employee/representative) proposes to trade long or short ahead of an earnings report, quarterly report, annual report, etc.;

•An Insider (or Firm employee/representative) proposes to engage in the use of leveraged trading through the use of options or margin to purchase the publicly traded company.

Schedule “A” shall be updated and/or amended quarterly, and each Firm employee/representative shall be required to acknowledge his/her ongoing compliance regarding the Restricted Securities on a quarterly basis. Failure to comply with this policy shall be cause for immediate dismissal from the Firm.

Reportable and Exempt Securities

The Firm requires Access Persons to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e. a Reportable Security), except that it does not include:

•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end funds other than Reportable Funds; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Pre-approval Required for IPO’s and Limited Offerings

The acquisition of a beneficial ownership (see definition section below) interest in any security in an initial public offering (as defined in Rule 204A-1(e)(6)) or in a limited offering (as defined in Rule 204A- 1(e)(7)) by an Access Person is prohibited unless expressly approved in advance by the Chief Compliance Officer, provided, however that at any time that the Firm has only one Access Person, he or she shall not be required to obtain pre-approval for an initial public offering or limited offering. The Chief Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client); and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer and the reason(s) for approval will be maintained. The Firm will maintain a record of any decision, and the reasons supporting the decision, approving the acquisition of such securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person (or his/her broker/dealer or custodian) in lieu of a securities transactions report, shall be maintained by the Firm for the time period required by the Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of the Firm shall be maintained.

G.Definitions

“Access Persons” [either] means:

(i)any of the Firm’s supervised persons (as defined below) who: (A) has access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (as defined under Rule 204A-1(e)(9)), or (B) is involved in making securities recommendations to Firm clients, or who has access to such recommendations that are nonpublic; or,
(ii)[Since providing investment advice is the Firm’s primary business, all of the Firm’s directors, officers, members, and/or partners.]

“Beneficial ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in the reportable securities (or initial public offering or limited offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise.

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•Employees’ interests as a general partner in securities held by a general or limited partnership; and
•Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

•Ownership of securities as a trustee where either the Employee or members of the Employee’s immediate family have a vested interest in the principal or income of the trust;
•Ownership of a vested Beneficial Interest in a trust; and
•An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

“Material” information means any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the Firm’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates,
(d) significant new products or discoveries, (e) developments regarding major litigation by or against the Firm,
(f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

“Nonpublic” information means information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances that indicate that it is not yet in general circulation.

“Reportable security” means any security defined in Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

(i)Direct obligations of the Government of the United States;
(ii)Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
(iii)Shares issued by money market funds;
(iv)Shares issued by open-end funds other than reportable funds (as defined in Rule 204A- 1(e)(9)); and
(v)Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

H.Administration and Enforcement of Code:

The Chief Compliance Officer shall be responsible for administering and enforcing this Code, a necessary part of which is supervising Employees through the implementation process. Should any Associated Person have any questions regarding the applicability of this Code, (s)he should address those questions with the Chief Compliance Officer. Pursuant to Section 203(e)(6) of the Act, the Firm and Chief Compliance Officer shall not be deemed to have failed to supervise any person if –

•there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and
•the Chief Compliance Officer has reasonably discharged the duties and obligations incumbent upon that position by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

While compliance with the law and with a Firm’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. All violations of this Code should be reported to the Chief Compliance Officer. Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by the Firm to respond to such questions.

I.Recordkeeping

In addition to the above, the Code of Ethics currently in effect, or that at any time in the past five years was in effect, must be maintained by the Firm. Additionally, a copy of the executed Annual Acknowledgment of the Policies and Procedures (an unexecuted copy of which is located on the last page of this document) of each person who is currently, or within the past five years was, a supervised person must be maintained by the Firm. Furthermore, the Firm is required to maintain a record of any violation of the Code of Ethics (but this does not include any initial reports by Employees that informed the Firm of a violation of Firm policies, procedures and/or Code of Ethics), and of any action taken as a result of the violation.

In addition, the Firm shall maintain (or retain access to) the following books and records:

•Ongoing list of Access Persons.
•Access Person Acknowledgement Form memorializing receipt of this Code of Ethics.
•Holdings Reports as discussed above.
•Quarterly Transaction Reports as discussed above.
•Record of any Chief Compliance Officer decision to approve an Access Persons’ personal security transaction and the underlying rationale supporting that decision.
•Records of Code of Ethics violations and any resulting remedial action, not including any “whistleblower” reports made by supervised persons.

J.Gifts and Entertainment

Giving of Gifts
The purpose of business gifts in a commercial setting is to create goodwill and sound working relationships, not to gain an unfair advantage. An employee should report to the Chief Compliance Officer any gift to be given in connection with the Firm’s business if the value of the gift could reasonably exceed $100. An unexpected/unsolicited giving of a gift as a gesture of appreciation, including for referring a prospective new client is not prohibited. However, such gift(s) should not be of a magnitude and/or frequency to reasonably raise an issue that the client is receiving non-cash compensation for proactively serving as a Firm solicitor. Solicitor arrangements are governed on both a SEC and state level. In addition, in the event that a client who is the recipient of more than an occasional unsolicited gift is requested to, or has provided, a testimonial on behalf of the Firm, a review should be undertaken to confirm whether such gift(s) (as to frequency and/or magnitude) rise to such a level that corresponding disclosure thereof should be included with the testimonial.

Client Entertainment
Maintain good client relationships are important to the Firm’s continued success. The corresponding entertaining of clients (i.e. accompanying a client at a dinner, sporting event, theater, golf, etc.) is anticipated (if any of the above are provided to the client without Firm accompaniment, it is a gift, not entertainment, and subject to Giving of Gifts). Such entertainment, including the corresponding expense, should be reported to the Chief Compliance Officer for recordkeeping purposes. Like gifts, such entertainment should not be of a magnitude and/or frequency to reasonably raise an issue that the client is receiving non-cash compensation for proactively serving as a Firm solicitor. Solicitor arrangements are governed on both a SEC and state level. In addition, in the event that a client who is the recipient of more than an occasional unsolicited entertainment is requested to, or has provided, a testimonial on behalf of the Firm, a review should be undertaken to confirm whether such entertainment (as to frequency and/or magnitude) rise to such a level that corresponding disclosure thereof should be included with the testimonial.

Receipt of Gifts
It is the policy of the Firm to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors (both existing, and those who seek the Firm’s business) with the avoidance of conflicts of interest and/or appearances of impropriety. As such, receipt of a holiday gift, or expression of thanks for a job well done, is not prohibited by this policy, provided that if the gift could reasonably exceed a value of $100, the gift must be reported to the Chief Compliance Officer within 7 days of receipt. The Firm’s Chief Compliance Officer shall maintain a Gifts/Entertainment Log. (See Exhibit “R”)

Receipt of Entertainment
All entertainment received by a Firm Employee from a Firm vendor (both existing, and those who seek the Firm’s business) must be disclosed to the Chief Compliance Officer within 7 days of attendance, regardless of whether the cost relative to the employee’s attendance at such event could reasonably exceed a value of $100. This policy recognizes that the dollar value of an employee’s attendance at an entertainment event (i.e., dinner, golf outing, sporting event, etc.) will generally exceed $100. The employee’s attendance at such event is not prohibited by this policy. However, employee attendance at any such event(s) must be reported to the Chief Compliance Officer so that a reasonable determination can be made that attendance at such event(s) is neither excessive in total cost, nor total frequency. Exception: If the cost relative to the employee’s planned attendance at any singular event could reasonably exceed $250, such event must first reported to, and approved by, the Firm’s Chief Compliance Officer. The Firm’s Chief Compliance Officer shall maintain a Gifts/Entertainment Log. (See Exhibit “R”)

Gifts to ERISA Plan Fiduciaries: No Firm Employee or representative shall give any type of gift to a fiduciary of an ERISA plan for which the Firm provides services (i.e., a plan trustee or other plan fiduciary service provider) unless such proposed gift is first reported to, and approved by, the Firm’s Chief Compliance Officer.

K.Political Contributions

It is the policy of the Firm to avoid conflicts of interest or appearances of impropriety in connection with the provision of advisory services for compensation to any government client and to identify risk exposures for the Firm and its clients. (See discussion at Section XXXII herein.)

A copy of the required Firm Holdings/Transactions Report, Acknowledgements, Account Status Verification and Pre-Clearance forms, and Schedule “A” (to the extent applicable) are enclosed at Exhibit “Q”. The Chief Compliance Officer shall forward any revisions and/or additions to the Code of Ethics to all Employees upon the adoption thereof. A copy of Rule 204A-1 is enclosed at Exhibit “C”.

PLEASE NOTE: All Code of Ethics violations must be immediately reported to the Chief Compliance Officer.